Exhibit 4.9

FIRST AMENDMENT
TO THE SECOND RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This First Amendment to the Second Restatement of the Medical Systems, Inc. 401(k) Profit Sharing Plan (the "Plan") is adopted effective as of September 19, 2010 by Merit Medical Systems, Inc. (the "Employer") as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, the Employer acquired all of the stock of Biosphere Medical, Inc. effective September 10, 2010; and

WHEREAS, it is necessary and desirable to amend the Plan’s definition of “Associated Employer” to include Biosphere Medical, Inc. such that the employees of Biosphere Medical Inc. can commence participation in the Plan effective for payroll periods beginning on and after September 19, 2010; and

WHEREAS, the Employer has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Paragraph 6 of Article I of the Plan document, the definition of “Associated Employer,” is amended to add the following sentence at the end thereof:

“Effective September 19, 2010, the Associated Employers that have adopted the Plan also include Biosphere Medical, Inc.”

2.    Except as provided above, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Employer has caused this First Amendment to the Second Restatement of the Plan to be executed this 30th day of September, 2010.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Name: Rashelle Perry
Its: Chief Legal Officer